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
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
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Star Market Cap. Fund                         Yield = 2{(   $8,089.54     -    $6,418.47     )+1)^6-1}=
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Computation of SEC Yield                                    651,587       *(   $11.23        -            0.00000  )
As of:  March 31, 1998
                                                            SEC Yield =        0.27%

Dividend and/or Interest
Inc for the 30 days ended      $8,089.54

Net Expenses for               $6,418.47
the Period

Avg Daily Shares
Outstanding and entitled
to receive dividends           651,587

Maxium offering price          $11.23
per share as of 3-31-98

Undistributed net income       0.00000

Tax Equivalent Yield
(assumes individual
  does not itemize
  on Federal Return)

100 % minus the Federal
taxable % (100%-28%=72%)

30 SEC yield / by the tax
equiv % (0.00% / 72.0%)=       0.38%



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